EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Asta Funding, Inc. to be filed on or about April 20, 2010 of our report dated December 27, 2007 with respect to our audit of the consolidated statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2007, which report appears in the September 30, 2009 annual report on Form 10-K of Asta Funding, Inc. and to the reference to our firm under the heading “Experts” in the aforementioned Registration Statement.
/s/ Eisner LLP
New York, New York
April 20, 2010